Exhibit 10.25
THE LUBRIZOL CORPORATION
ANNUAL INCENTIVE PAY PLAN
(As Amended November 11, 2008)
INTRODUCTION
     The Lubrizol Corporation (hereinafter referred to as the “Corporation”) hereby establishes, effective as of January 1, 2008, The Lubrizol Corporation Annual Incentive Pay Plan (hereinafter referred to as the “Plan”) in order to provide an award for employees which reflects the pursuit of superior performance, increased customer satisfaction and enhancement of shareholder value. Awards for participating employees under the Plan shall depend upon corporate performance measures as determined by the Committee for the Plan Year.
     Except as otherwise provided, the Plan shall be administered by the Organization and Compensation Committee (hereinafter referred to as the “Committee”) of the Board of Directors of the Corporation. The Committee shall have conclusive authority to construe and interpret the Plan and any agreements entered into under the Plan and to establish, amend, and rescind rules and regulations for its administration. The Committee shall also have any additional authority as the Board may from time to time determine to be necessary or desirable.
ARTICLE I
DEFINITIONS
     1.01 Definitions. The following terms shall have the indicated meanings for purposes of the Plan:
(a)	“Board” shall mean the Board of Directors of the Corporation.

(b)	“Chief Executive Officer” shall mean the chief executive officer of the Corporation.

(c)	“Committee” shall mean the Organization and Compensation Committee of the Board, or other designated committee of the Board, consisting of persons who are not Employees or International Employees.

(d)	“Corporation” shall mean The Lubrizol Corporation, a corporation organized under the laws of the State of Ohio.

(e)	“Director” shall mean a member of the Board.

(f)	‘“Employee” shall mean any person other than an Officer, who is employed for a wage or salary by the Corporation or a domestic Subsidiary.

(g)	“International Employee” shall mean any person who is employed for a wage or salary by an international Subsidiary of the Corporation.

(h)	“International Participant” shall mean any International Employee who has been selected by the Committee pursuant to Article VI of the Plan, and who has not for any reason becomes ineligible to participate in the Plan.

(i)	“Individual Award” shall mean the amount paid (or to be paid) to a Participant or International Participant, as the case may be, by the Corporation pursuant to the Plan.

(j)	“Individual Target Award” shall have the definition, and shall be determined, as set forth in Section 3.02 herein.

(k)	“Officer” shall mean an employee of the Corporation or a Subsidiary who is a member of the Executive Council of the Corporation.

(l)	“Participant” shall mean all Officers, and any Employee who has been selected by the Committee pursuant to Article II herein to participate in the Plan, and have not for any reason become ineligible to participate in the Plan.

(m)	“Pay” shall be determined at the time of calculating the Individual Performance Shares and shall be the Participant’s base pay.

(n)	“Plan” shall mean The Lubrizol Corporation Annual Incentive Pay Plan, effective January 1, 2008.

(o)	“Plan Year” shall mean each twelve-month period commencing January 1 and ending December 31.

(p)	“Subsidiary” shall mean any corporation, international or domestic, that is wholly or partially (but not less than 50%) owned directly or indirectly by the Corporation.
     1.02 Construction. Where necessary or appropriate to the meaning of a word, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.01 Eligibility. All Employees and Officers shall be eligible to participate in the Plan.
     2.02 Participation. All Officers shall participate in the Plan. In addition, the Committee shall determine which Employees shall participate in the Plan for each Plan Year. The Committee may also determine which Employees hired during the Plan Year shall participate in the Plan for such Plan Year. The Committee’s selection of Participants shall be after considering recommendations presented to it by the Chief Executive Officer.
ARTICLE III
INDIVIDUAL AWARDS
     3.01 In General. At the time the Committee selects Participants for any Plan Year, the Committee shall, after consideration of the recommendations of the Chief Executive Officer, establish, for each Plan Year, an Individual Target Award for each Participant. After the end of the Plan Year Individual Awards are paid.
     3.02 Calculation of Individual Award. The Individual Award shall be calculated in the following manner:

(a)	The Participant’s Individual Target Award is determined by multiplying the Participant’s Pay by a designated target percentage, which shall take into account the Participant’s position in the Corporation. Such designated target, percentage, as well as maximum and threshold percentages, shall be determined by the Committee.

(b)	At the beginning of each Plan Year, the Committee approves annual performance scorecards at the corporate and segment level and specifies the scorecard(s) that apply to a Participant. The Chief Executive Office approves annual performance scorecards below the segment level.

(c)	After the end of the Plan Year, the Board certifies the amount of the Individual Awards based on actual performance for the Plan Year under the annual performance scorecard(s) that apply to the Participant and authorizes payment of that amount.
     Individual Target Awards may be either increased or decreased, at any time, or from time to time, during a Plan Year, for any Participant at the sole discretion of the Committee in order to reflect any change in the individual contribution under the formula set forth in this Section 3.02.
     3.03 Time and Method of Payment of Individual Awards. In the event the Committee determines that a Participant is entitled to an Individual Award, the Corporation shall pay such Individual Award to that Participant between January 1 and March 15 following the close of the Plan Year. A Participant who separates from service or dies after the Plan Year but prior to the payment of an Individual Award shall be eligible to receive any payment under this Plan. Effective September 23, 2008, a Participant who separates from service prior to the end the Plan Year will not be eligible for payment hereunder, unless otherwise specifically approved by the Committee, upon the recommendation of the Chief Executive Officer.
     3.04 Conditions. Anything contained herein to the contrary notwithstanding, the payment of Individual Awards to Participants with respect to any Plan Year is conditioned upon the availability of adequate corporate profits for the Corporation’s fiscal year coinciding with any Plan Year. The determination of whether adequate corporate profits exist shall be made by the Board in its sole and unrestricted judgment and discretion and such determination shall be conclusive and binding.
ARTICLE IV
AWARDS FOR INTERNATIONAL EMPLOYEES
     4.01 Participation. The Committee shall determine which International Employees shall participate in the Plan for each Plan Year. The Committee’s selection of International Participants shall be made after considering recommendations presented to it by the Chief Executive Officer.
     4.02 Individual Awards. At the time the Individual Awards are determined for Participants, the Committee shall, in its discretion, after consideration of the recommendations of the Chief Executive Officer, establish for each Plan Year Individual Awards for each International Participant.
     4.03 Payment of Awards. Individual Awards to each International Participant shall be paid by the international Subsidiary that is the employer of such International Participant at the same time and under the same conditions as payment is made to Participants under Sections 3.03 and 3.04. All payments shall be converted from the U.S. dollar measurement under the Plan to the currency of the country of such Subsidiary at the currency exchange rate in effect at the time the Individual Award is determined. All applicable withholding taxes shall be withheld from the distribution and remitted by the international subsidiary to the appropriate taxing authority.
ARTICLE V
CHANGE OF CONTROL
     5.01 Effect of Change in Control. In the event a Change in Control of the Corporation (as defined in Section 5.02) occurs prior to final determination by the Committee of the amounts of Individual Awards to be paid under the Plan with respect to any Plan Year, the Committee shall calculate such Individual Awards as soon as practicable after such Change in Control. Individual Awards shall be based upon accruals by the Corporation up to the time of such Change in Control and Individual Awards shall be calculated in accordance with Sections 3.02 and 4.02 herein. Payment of such Individual Awards shall be made within sixty (60) days after the Change in Control.
     5.02 For all purposes of the Plan, a “Change in Control of the Corporation” shall have occurred if any of the following events shall occur:
(a)	The date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation.

(b)	The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation.

(c)	The date a majority of members of the Corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election.

(d)	The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before the acquisition or acquisitions.
     Notwithstanding the foregoing, a Change of Control shall have only occurred in accordance with the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.
ARTICLE VI
ADMINISTRATION
     6.01 Plan Administrator. The Committee shall be the Plan administrator.

     6.02 Duties of Plan Administrator.
(a)	The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan including, but not limited to, the following:
(1)	Determination of Employees and International Employees who are eligible for Plan participation; and

(2)	Determination of the Individual Awards to be paid to Participants for each Plan Year.
(b)	The Committee shall interpret the Plan and shall resolve all questions arising in the administration, interpretation, and application of the Plan. Any such determination of the Committee shall be conclusive and binding on all persons.

(c)	The Committee shall establish such procedures and keep such records or other data as the Committee in its discretion determines necessary or proper for the administration of the Plan.

(d)	The Committee may delegate administrative responsibilities to such person or persons as the Committee deems necessary or desirable in connection with the administration of the Plan.
ARTICLE VII
MISCELLANEOUS
     7.01 Unfunded Plan. The Corporation shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to this Plan and no Participant or International Participant shall have any rights whatsoever in or with respect to any funds or assets of the Corporation.
     7.02 Non-Alienation. No anticipated payment of any Individual Award shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind.
     7.03 No Employment Rights. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Participant, International Participant, Employee or International Employee hereunder to continue his employment with the Corporation or a Subsidiary, and nothing herein contained shall be construed as a commitment on the part of the Corporation or any Subsidiary to continue the employment or rate of compensation of any Participant or International Participant hereunder or any Employee or International Employee for any period.
     7.04 Amendment of the Plan. The Corporation reserves the right, to be exercised by instruction from the Committee, to modify or amend this Plan at any time.
     7.05 Duration and Termination of the Plan. The Corporation also reserves the right, to be exercised by action of the Board, to discontinue or terminate the Plan; provided that, and subject to all the provisions of this plan, any termination shall be effective only for all Plan Years following December 31 of the Plan Year in which the decision to terminate occurs.